Exhibit 10.51

24th July 2006

Private and Confidential	Human Resources
Addressee Only
8 Devonshire Square
London EC2M 4PL
tel: 020 7623 5500
Steve McGill	direct fax: 020 7216 3227
Green End Park
Dane End
Ware
Hertfordshire
SC12 0NU

Dear Steve

Following your discussion with Jeremy Farmer and myself, I am pleased to confirm the terrns of your overseas assignment as outlined below.

1)                       Introduction

(a)          During your expatriate assignment to Aon, in Chicago, USA, your job title will be CEO, ARSA and you will report to Greg Case. This assignment is expected to last for three years and will commence on 1st July 2006.

(b)         This assignment is subject to your holding any necessary visa, work permit and admission to the USA and, whilst in the USA, observing all conditions to maintain your employment status. It is also subject to your acceptance of the terms and conditions outlined in this letter.

(c)          The terms and conditions outlined in this letter will only be in effect for the period of this assignment. During this period you will remain an employee of Aon Ltd. in the UK (hereafter referred to as “the Company”) and will be expected to conform with the general requirements of the Company Employee Handbook, Standards & Procedures Manual and any local rules and procedures and relevant legislation.

(d)         Your compensation and benefits package is designed to provide you with a level of income and benefits which do not disadvantage you in comparison to those you would have received in the UK.

(e)          The Company reserves the right to terminate the assignment at any time, whereon you would be required to return to the Company in the UK.

(f)            To the extent that anything in this letter conflicts with your current employment contract or the Company Employee Handbook this letter, once countersigned by you, will be a variation to your employment contract.

Aon Limited

Registered Office: 8 Devonshire Square, London EC2M 4RL

Registered in London No. 210725 • VAT Registration No. 480 8401 48

Aon Limited is authorised and regulated by the Financial Services Authority in respect of insurance mediation activities only

2)                        Salary

You will receive a gross base salary of GBP£550,000 and your salary will be reviewed annually in April. Upon completion of your assignment, the ending salary (excluding bonus and allowances) that you will be receiving during your assignment, will become your salary in the UK. Should your assignment become permanent, your salary will be reassessed to exclude any housing allowance or any other allowances and the total remuneration package will be in line with local market remuneration.

3)                        Incentive Scheme

You will continue to be entitled to participate in the Company’s Discretionary Incentive Schemes (bonus, stock and long-term incentives) as defined in your contract of employment dated 22nd April 2005.

4)                        Provision of Car/Grade Allowance

You will be paid a non-pensionable car allowance of GBP£30,000 gross p.a.

5)                       Income Taxes

In keeping with the spirit of 1(d) above, the Company’s tax equalisation policy is designed to equalise your employment tax liability so that the employment-related tax you will pay will be no more and no less than that you would have incurred if you had remained in the UK and not taken up the assignment. Details of the treatment of your income tax are outlined in Schedule A attached.

You remain responsible for any tax liability on non-Aon earnings.

The Company’s Expatriate Accountants will be responsible for preparing your US tax returns in respect of your employment. They will contact you directly regarding this matter on our instructions. The company’s Expatriate Accountants will also be responsible for calculating your hypothetical tax calculations. We understand you wish your private accountant to continue preparing your UK tax returns.

6)                       National Insurance

You will be required to contribute to the UK National Insurance Scheme for the duration of your assignment. Should your assignment be extended, this arrangement will be reviewed in line with prevailing HMRC rules.

7)                       Pension Arrangements

Details of your UK pension arrangement will be provided on a separate letter. Should the terms of your assignment be modified, your pension arrangement will be reviewed in line with prevailing legislation. This will be discussed with you at the relevant time.

As you will remain in the UK benefits scheme, you will not be eligible for the US benefits such as Aon Pension Plan, the Aon Savings Plan or any non-qualified benefit plan.

8)                       Expatriate Allowances

The Company’s expatriate policy provides allowances and adjustments to ensure that you do not suffer financial loss due to differences in costs and standards of living between the UK and the USA. These include the following allowances and are non-pensionable:

(a)           Accommodation Allowance

You will receive an accommodation allowance of GBP£8,675 gross per month or GBP£104,l00 gross per year to assist you with the incremental cost of living in the USA. Please note that this allowance also contains an element of annual travel allowance for your spouse. Please note that from 1st September 2006 this allowance will be paid to your nominated US bank account.

The payment of your UK housing expenses will remain your responsibility.

(b)           Shipment of Personal Effects

The Company will assume all reasonable expenses incurred in shipping your personal effects to the USA and for insuring them during the journey, using an authorised shipping firm. Please note that exceptions apply. Two quotes will be required prior to approval by Human Resources.

The Company will also pay for any import duties and other expenses necessary for the actual delivery of these goods.

You agree to repay one hundred percent of the total relocation and any other assignment-related expenses incurred by the Company if you voluntarily terminate your employment within 12 months after the date of termination of this assignment. You agree that the Company may offset any such amounts against any amount the Company owes you on or after termination of your employment.

9)                       Healthcare

Cover for yourself and your family will be provided under Aon Inc health benefits scheme. Details will be provided to you by the Chicago office.

10)                Hours of Work and Holidays

Your days and hours of work will follow the practice in the USA. Your annual holiday entitlement will be as per your contract of employment.

You will observe local holidays established in the USA which replace holidays observed in the UK.

11)                Payment of Salary, Allowances and Expenses

Payment of your salary, allowances and expenses (are outlined in Schedule A and will be paid via the UK payroll except for your private medical health cover which will be arranged by the US office).

12)                Extension of Assignment

This assignment may be extended by mutual agreement.

13)                Notice Period

You will be expected to give and receive notice as per your the UK contract of employment in relation to the termination of your employment.

14)                Termination of Employment

If your employment is terminated whilst abroad as a result of the Company’s decision, the Company will pay reasonable moving and transportation expenses for you, your spouse and your household goods and furniture to the UK. Notice provisions will be in accordance with this letter and your employment contract.

If you terminate your employment, you will bear all costs incurred after the date of your resignation.

15)                Completion of Assignment

On completion of your assignment the Company will endeavour to repatriate you into a position in accordance with your capabilities, interest and career potential.

16)    Choice of Law/Choice of Jurisdiction

This letter and your employment contract shall be governed by the laws of England and Wales and both you and the Company submit to the exclusive jurisdiction of England and Wales

Yours sincerely

/s/ Stuart Fox

Stuart Fox

Managing Director, Human Resources

I have read, understood and agree to the above and attached terms of my assignment.

Signed:	(Steve McGill)

Date:

SCHEDULE A

Income Taxes

a)              The Company will estimate what your income taxes would be in the UK and reduce your salary by this amount. This is known as your hypothetical tax deduction.

b)             In return the Company will pay your income taxes as they are due in the USA (and the UK if necessary).

c)              This commitment is given on the understanding that you will co-operate with the Company in minimising both your US and your UK tax liabilities.

d)             Tax equalisation covers your income earned from the Company, but any tax liability arising from personal income (such as investment income or income arising from the letting of your UK property will be your own responsibility.

e)              After all income and deductions are known and your income tax returns are completed, a “theoretical” tax will be calculated. This represents the tax liability you would have incurred had you not been on assignment, based on your actual earnings for the year.

f)                A tax reconciliation will compare the theoretical tax to the hypothetical tax.

g)             If the hypothetical tax was higher, you will receive the difference. If the theoretical tax is higher you will reimburse the Company for the difference.